Exhibit 99.B(j)

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statements of Additional Information and to the incorporation by reference in this Registration Statement (Form N-1A) (Post-Effective Amendment No. 55 to File No. 333-57017; Amendment No. 56 to File No. 811-08821) of Rydex Variable Trust of our reports dated February 27, 2013 on the financial statements and financial highlights of Global Managed Futures Strategy Fund (formerly Managed Futures Strategy Fund), Multi-Hedge Strategies Fund, U.S. Long Short Momentum Fund, U.S. Government Money Market Fund, Amerigo Fund, Clermont Fund and Select Allocation Fund, included in the December 31, 2012 Annual Reports to shareholders.

/s/ Ernst & Young LLP

McLean, Virginia
May 29, 2013